Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

October 17, 2024

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP and BlackRock Impact Opportunities form Joint Venture to Provide Financing for the Construction and/or Rehabilitation of Affordable Housing Across the US

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) today announced the formation of a joint venture (the “Joint Venture”) with BlackRock Impact Opportunities (“BIO”), to invest in loans which will finance the construction and/or rehabilitation of affordable multifamily housing properties across the US.

According to the National Low Income Housing Coalition, the US has a shortage of 7.3 million affordable housing units for renters with extremely low incomes.[1] The Joint Venture aims to assist in addressing this deficiency by providing construction financing solutions that increase the supply of affordable multifamily housing units nationwide. The Joint Venture will seek to make available approximately $500 million of gross financing for properties in undercapitalized communities.

“We are pleased to partner with BlackRock Impact Opportunities to scale and expand our construction loan investments portfolio,” said Kenneth C. Rogozinski, CEO of the Partnership. “The strategy and objectives of BlackRock Impact Opportunities are closely aligned with those of the Partnership, and we believe that together we can deploy capital to increase the availability of affordable multifamily housing in underserved areas while achieving attractive risk-adjusted returns for our respective investors.”

Brian Mwarania, Senior Investor for BlackRock Impact Opportunities said, “We are proud to partner with Greystone Housing Impact Investors LP. Our new Joint Venture aims to address the acute shortage of high-quality affordable housing across the US through innovative construction financing solutions. We look forward to working closely with the Partnership to structure compelling investments that achieve our clients’ social impact objectives.”

The Partnership has deep investment experience in direct affordable multifamily lending, including investments in construction loans that position affordable properties for permanent agency financing, such as Freddie Mac’s Tax Exempt Loan (“TEL”) program. A wholly owned subsidiary of the Partnership will be the Joint Venture’s managing member, responsible for identifying, evaluating, underwriting, and closing investments, subject to BIO’s review and approval under the terms and conditions of the Joint Venture.

Raymond James served as the transaction advisor to the Partnership. Ballard Spahr LLP served as the legal advisor to the Partnership. Kramer Levin Naftalis & Frankel LLP served as the legal advisor to BIO.

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[1]National Low Income Housing Coalition. The Gap, March 2024 | https://nlihc.org/sites/default/files/gap/2024/Gap-Report_2024.pdf

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, as amended, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

About BlackRock Impact Opportunities

BlackRock Impact Opportunities is BlackRock’s flagship social impact investment platform. It enables clients to invest in direct private markets opportunities that accelerate positive economic outcomes for undercapitalized communities. BIO seeks to generate attractive risk-adjusted returns for its investors by focusing on investment themes which are drivers for economic growth. BIO’s extensive suite of investment strategies ensures that the right capital is available to accelerate the growth of high potential companies and projects.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Partnership’s expectations, forecasts and assumptions and from those of the Partnership’s other investments. There can be no assurance that the Joint Venture’s investment objectives will be achieved. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, investment valuations and overall economic and credit market conditions, market competition, and reliance on key management personnel. For a further list and description of such risks and uncertainties, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.